EXHIBIT B


                      GUARANTEED EXPORT TRUST-PDVSA 1996-A

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1996






                      GUARANTEED EXPORT TRUST-PDVSA 1996-A
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 1996



                                    CONTENTS



INDEPENDENT AUDITOR'S REPORT
  ON THE FINANCIAL STATEMENTS                                 1

FINANCIAL STATEMENTS
  Balance Sheet                                               2
  Statement of Operations                                     3
  Statement of Cash Flows                                     4
  Notes to Financial Statements                               5-6








                           Paul Cuomo & Company
                       Certified Public Accountants
                            11 East 44th Street
                                Suite 1500
                            New York, NY 10017


Telephone: (212) 983-6409                             Telecopy: (212) 687-1414




                          INDEPENDENT AUDITOR'S REPORT

Bankers Trust Company, as Trustee
Guaranteed Export Trust-PDVSA 1996-A

We have audited the accompanying statement of financial position of Guaranteed Export Trust- PDVSA 1996-A (the "Trust") as of December 31, 1996 and the related statements of operations and cash flows for the period from April 29, 1996 (issuance of the Trust's certificates) to December 31, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust as of December 31, 1996 and the results of its operation and its cash flows for the period then ended in conformity with generally accepted accounting principles.

New York, New York
January 29, 1997      /s/ Paul Cuomo & Company





                      GUARANTEED EXPORT TRUST-PDVSA 1996-A
                         STATEMENT OF FINANCIAL POSITION

                                DECEMBER 31, 1996

ASSETS

   Interest receivable                             $           598,628
   Notes receivable                                        205,635,458
                                                     ------------------
                                                   $       206,234,086
                                                     ==================


LIABILITIES AND CERTIFICATES

   Interest payable to Certificateholders          $           598,628
                                                     ------------------
                   Total liabilities                           598,628

   Certificates                                            205,635,458
                                                     ------------------
                                                   $       206,234,086
                                                     ==================



The accompanying notes are an integral part of the financial statements.






                      GUARANTEED EXPORT TRUST-PDVSA 1996-A
                             STATEMENT OF OPERATIONS
                         PERIOD ENDED DECEMBER 31, 1996



REVENUE
   Interest income                              $       9,732,694

EXPENSES
   Interest expense                                     9,732,694

                                                  ----------------
NET INCOME                                      $               -
                                                  ================





                    The accompanying notes are an integral part of the financial statements.








                      GUARANTEED EXPORT TRUST-PDVSA 1996-A
                             STATEMENT OF CASH FLOWS

                         PERIOD ENDED DECEMBER 31, 1996


OPERATING ACTIVITIES

    Net income                                               $               -
    Increase in interest receivable                                   (598,628)
    Increase in interest payable                                       598,628
                                                               ----------------
            Net cash provided by operating activities                        -
                                                               ----------------

INVESTING ACTIVITIES

    Proceeds from matured notes                                     27,418,310

                                                               ----------------
            Net cash provided by investing activities               27,418,310
                                                               ----------------

FINANCING ACTIVITIES

    Payment on certificates                                        (27,418,310)

                                                               ----------------
            Net cash used in financing activities                  (27,418,310)
                                                               ----------------

CHANGE IN CASH                                                               -

CASH AT BEGINNING OF PERIOD                                                  -

                                                               ----------------

CASH AT END OF PERIOD                                        $               -
                                                               ================



SUPPLEMENTAL CASH FLOW INFORMATION

    Interest paid during the period                          $      $9,134,066
                                                               ================




 The accompanying notes are an integral part of the financial statements.







                      GUARANTEED EXPORT TRUST-PDVSA 1996-A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

1.       DESCRIPTION OF THE TRUST

                  The Guaranteed Export Trust-PDVSA 1996-A (the "Trust") was established pursuant to a Declaration of Trust between Bankers Trust Company, not in its individual capacity but only as Trustee
         (the "Trustee") and J.P. Morgan Structured Finance Corp. (the "Depositor") for the primary purpose of acquiring and holding seventeen promissory notes, totaling $233,053,768 issued by Maraven, S.A. (the "Obligor") and issuing certificates of beneficial interest to investors. The aggregate purchase price of the Certificates equals 100% of the principal amount of the promissory notes. Certificateholders own undivided fractional interests in the Trust and are entitled to receive semiannual payments of principal and interest due on the promissory notes in proportion to their ownership interests. The Obligor's obligation under the promissory notes are unconditionally guaranteed by Petroleos de Venezuela, S.A. ("PDVSA"). The Obligor is a subsidiary of PDVSA. In addition, each promissory note is also 100% guaranteed, as to payments of principal and interest, by the Export-Import Bank of the United States (Eximbank) backed by the full faith and credit of the United States of America.

                  Principal payments on the seventeen 6.55% promissory notes will be due in sixteen (16) equal semiannual installments of $13,709,154.85 and one final installment of $13,709,290.40. Such payment will be made on each Note Payment Date, June 15 and December 15 of every year, beginning on June 15, 1996 and ending on June 15, 2004.

                  The Trust also is a beneficiary of a separate irrevocable Liquidity Facility. The Liquidity Facility is in an amount equal to the scheduled payment of principal and interest and will be available to be drawn by the Trustee in the event that the Obligor and PDVSA default in their obligations to make any required payment of principal and interest on the Note Payment Date. This Facility only provides liquidity to the Trust and is entitled to reimbursement from amounts paid to the Trust under the Eximbank guarantee.

                  Basis of Presentation

                  The accompanying financial statements for the trust have been prepared on the accrual basis of accounting. Interest income receivable and payable have been calculated and are reflected in the financial statements.

                  Cash and Cash Equivalents

                  The Trust considers all highly liquid investments with maturities of three months or less to be cash equivalents.





                      GUARANTEED EXPORT TRUST-PDVSA 1996-A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

1.       DESCRIPTION OF THE TRUST (continued)

                  Administrative Expenses

                  All fees and expenses of the Trust will be paid by the Obligor under a separate contractual obligation.

                  In the event the Certificateholders are not paid in full all amounts due on the Certificates and such nonpayment or partial payment is due to a breach by Eximbank of its obligations, the Trustee will be indemnified for any loss, liability or expense sustained as a result of the breach except to the extent that the losses incurred resulted from the Trustee's own negligence.

         2.       CERTIFICATES

                  At December 31, 1996 there were approximately $205,635,458 in Certificates outstanding. The Certificates carry an interest rate of 6.55%. Distributions of principal is in sixteen equal installments of $13,709,154.85 and a seventeenth, and last, installment of $13,707,290.42. Payments of principal and interest on the Certificates are made every June 15 and December 15. Payments of principal and interest commenced on June 15, 1996 and will end June 15, 2004.

                  The Certificates represents beneficial interests in the assets of the Trust only. The Certificates are not obligations of or guaranteed by the United States of America or any governmental agency nor are they obligations of or guaranteed by the Obligor, PDVSA, the Depositor, the Liquidity Provider or the Trustee or any affiliate of the foregoing.

         3.       FEDERAL INCOME TAXES

                  No provision has been made for federal income taxes because the Trust will be treated as a Grantor Trust for federal income tax purposes, and the Certificateholders will be treated as beneficial owners of fractional undivided interests in the assets of the Trust.